Exhibit 99.1

Amendment to the Subscription Agreement (the "Agreement")

by and among

Dynamic Applications Corp.

A company incorporated under the laws of Delaware having its principal office at 7, Menachem Begin Street, Ramat Gan, Israel 52521

("Dynamic" or the "Company")

And,

Shlomo Palas (i.d. no 57313579) ("Shlomo")

Samuel Keshet (i.d. no. 030164529) ("Samuel")

Eliezer Weinberg (i.d. no. 065137408) ("Eliezer")

 (Shlomo, Samuel and Eliezer, the "GBH Group").

Dated  November 5, 2009

W I T N E S S E T H

WHEREAS, the Company and the GBH Group (the “Parties”) entered into the Subscription Agreement (the “Subscription Agreement”) dated August 9, 2009, pursuant to which the Company issued 21,538,250 shares of common stock of the Company to the GBH Group; and

WHEREAS, in consideration for the Co-operation and Partnership Agreement dated August 9, 2009, including the amendment thereto, the Parties enter into this agreement;

NOW therefore, in consideration of the mutual promises and undertakings of the Parties, it is hereby agreed as follows:

1.  Section 1.1 of the Subscription Agreement is amended and restated (the “Amendment”) in its entirety to read as follows:

“Section 1.1.  Consideration for Carbon Credit Contribution.  As consideration for the covenants and agreements of GBH under the Dynamic-GBH Agreement, Dynamic shall issue 9,571,666 shares of common stock of the Company to each of Shlomo, Eliezer and Samuel, which shall constitute an issuance of 28,714,998 of common stock of the Company in the aggregate.  Such issuance shall be subject to the prior finalization and approval of a stock plan relating to such common stock under applicable Israeli law by the Company and/or its Israeli subsidiary.

 The foregoing amounts of shares of common stock of the Company designated to be issued in connection herewith shall be subject to reduction based on withholding tax under applicable law.  Notwithstanding anything to the contrary contained herein, each Shareholder shall be solely responsible to pay applicable withholding tax and other applicable taxes relating to any and all issuance of common stock of the Company contemplated hereby and to comply with all applicable law relating to any such tax.  The Company shall be permitted but not obligated to comply with applicable law to deduct any amounts of withholding tax required to be paid by the Company from any such amount of common stock to be issued to a Shareholder in accordance with applicable law.”

2.  The Parties hereby restate the Subscription Agreement together with the Amendment, including representations and warranties therein, as of the date of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement on the date first above written and effective as of the date first written above.

COMPANY:

DYNAMIC APPLICATIONS INC.

By:

Name: Ori Goore
Title: Chief Executive Officer

AND

Shlomo Palas

Samuel Keshet

/s/ Eliezer Weinberg

Eliezer Weinberg